Name of Registrant:
Franklin California Tax-Free Income Fund

File No. 811-02790

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Franklin California Tax-Free Income Fund began offering Class M shares on January 25, 2018.